Exhibit 19.1

CITY OFFICE REIT, INC.

INSIDER TRADING POLICY

Introduction

While performing their duties, the persons identified below as “Covered Persons” may learn material, nonpublic information about City Office REIT, Inc. (the “Company”) or another company. This information may be valuable to those who trade in Company shares or the shares of other companies. It is the law, as well as in the interest of the Company, that this information not be disclosed to anyone outside the Company and that no one profit as a result of having information not available to the general public.

All directors, officers and employees of the Company and its subsidiaries and all personnel associated with City Office Management ULC, City Office REIT Operating Partnership, L.P., Clarity Real Estate Limited Partnership and Second City Real Estate II, Limited Partnership who work on the Company matters (the “Covered Persons”) are required to comply with this policy.

This Policy regarding insider trading provides procedures to limit the release of material nonpublic information and gives guidance to the Covered Persons regarding their individual obligations regarding insider trading.

The Company is committed to protecting its confidential information. The ethical and business principles that are the foundation of this Policy may be broader than the stringent requirements of federal securities laws. However, the confidence and trust placed in the Covered Persons by the Company and its shareholders are of great value and should be preserved and protected. The reputation of the Company and each of its affiliates for integrity and professionalism are important company and personal assets.

This Policy regarding insider trading is not designed or intended to discourage the Covered Persons from investing in the Company’s securities; indeed, the Company encourages investment in its shares by the Covered Persons. This Policy creates a program and procedures to protect the Company and the Covered Persons from inadvertent violations of the policy and the laws against insider trading.

The Policy

Any Covered Person who is in possession of or who has knowledge of material, nonpublic information regarding or relating to the Company or any other company may not:

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buy or sell securities of the Company or that company (other than pursuant to a pre-approved trading plan that complies with this Policy and Rule 10b5-1 under the Securities Exchange Act of 1934);
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buy or sell derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (“Derivative Securities”), including buying or selling Derivative Securities for hedging purposes;
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communicate such information to others; or
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in any other way, take advantage of such information.

Scope of the Policy

This Policy is drafted broadly and will be applied and interpreted in a similar manner. This Policy applies to all Covered Persons and the immediate families, personal households and affiliates of such Covered Persons.

Legal Considerations Relating To Material, Nonpublic Information

Insider trading is a serious legal concern for both the Covered Persons and the Company. The law provides for significant civil and criminal penalties for insider trading violations.

Some of those penalties are imposed upon individuals who use material, nonpublic information for their own gain. Civil and criminal liability could also extend to a Covered Person who “tips” another person about material, nonpublic information where that person, in turn, buys or sells shares.

There is a wide range of potential sanctions for a person found to have engaged in insider trading. Besides requiring disgorgement of profits gained or losses avoided, the Securities and Exchange Commission (the “SEC”) may seek to impose a penalty on the person who committed the violation that shall not exceed three times the profit gained or loss avoided. The SEC may also impose a penalty of the greater of $1,000,000 or three times the profit gained or loss avoided on any person who directly or indirectly controlled the person who committed such violation. In addition, the federal government may seek a criminal fine of up to $5,000,000 and/or 20 years imprisonment (25 years if the conduct proven is fraudulent). By passing laws with strong criminal penalties, Congress has expressed its intent that each person convicted of insider trading serve a jail term.

Federal securities law also creates a strong incentive for the Company to deter insider trading by its affiliates. Companies now may be held liable if they know of and recklessly disregard the conduct of their employees or affiliates and such disregard leads to an insider trading violation. Companies may face civil damages of up to the greater of $1,000,000 or three times the profit gained or loss avoided as a result of a violation and criminal fines totaling up to $25,000,000 imposed by the SEC. In addition, private litigants may also be able to make significant claims against the Company.

The penalties for companies and their affiliates are different. There may be situations in which the concerns of the Company and an affiliate accused of insider trading diverge. This contrasts with most litigation, in which a company typically reinforces and supports the actions of its directors, officers and affiliates. Consequently, a person affiliated with the Company who trades on material, nonpublic information should not expect the Company to protect his or her interests.

Some Guidelines

Covered Persons and the immediate families, personal households and affiliates of such Covered Persons to whom this Policy applies should consider these general rules when presented with a situation that raises concerns regarding insider trading:

Presume information is “material.” Information should be considered material if it would be considered important by investors making decisions whether to purchase, sell or hold the securities of the company in question. Stated another way, information should be considered material if it would alter the total mix of information available to the public. Either positive or negative information may be material.

Examples of material information include, but are not limited to:

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Earnings information or earnings guidance;
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Distributions or changes in distribution policies;
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Mergers, acquisitions, tender offers, joint ventures or changes in assets;
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Changes in control or management;
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Change in auditors or notification that the auditor’s report cannot be relied upon;
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New development projects, construction projects, acquisitions, investments, financings or certain developments regarding development projects, construction projects, acquisitions, investments or financings;
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Events regarding the Company’s securities (share splits, public or private sales of additional securities, default on senior securities, etc); and
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Significant change in financial viability or prospects.

Presume information is “nonpublic.” Information should be treated as nonpublic unless a reasonable period of time has passed, usually two full business days, since it has been distributed by means likely to result in a general public awareness of the information - for example, by publication of the information in a daily newspaper or a newswire service. Accordingly, if a public announcement or press release of material, nonpublic information is made or issued before commencement of trading on, for example, a Monday, trading would not be permitted until the following Wednesday. Likewise, if an announcement is made after the close of trading on, for example, a Friday, trading would not be permitted until the following Wednesday.

Trading By Covered Persons

At the end of every quarter, the Company will announce financial information about its performance. That information may be better or worse than people who trade in the Company’s shares expect. Due to the potential impact of the release of financial information at the end of each quarter on the price of the Company’s shares, it is important to avoid any appearance of impropriety that might result if affiliates of the Company trade the Company’s shares near the end of a quarter. Therefore, the Company has instituted what it refers to as the “Black-Out Period” for Covered Persons who may have access to this information in the course of their duties. Even if the Company is not in a Black-Out Period, no Covered Person may buy or sell the Company’s securities or Derivative Securities if in possession of material, nonpublic information about the Company. Please see the attached discussion of Black-Out Periods and Trading Windows to determine if you are subject to these trading restrictions.

Short-Term Trading, Options, Hedging and Certain Other Transactions

The Company strongly discourages Covered Persons from engaging in the following:

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Trading in the Company’s securities on a short-term basis. Any Company securities purchased in the open market should be held for a minimum of six months and ideally longer. Directors and executive officers of the Company are subject to “short-swing profit recovery” for any profit realized on the purchase and sale or sale and purchase of the Company’s securities within any six-month period.
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Purchases of the Company’s securities on margin or using the Company’s securities as collateral for margin loans.
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Hedging transactions.
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Short sales and sales against the box.
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Trading in puts, calls and straddles on the Company’s securities.
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Standing or limit orders on the Company’s securities (except under approved Rule 10b5-1 plans).

Compliance and Sanctions

The Covered Persons are personally responsible for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Policy. Violations of this Policy will be viewed seriously. Such violations provide grounds for disciplinary action, including dismissal.

Compliance with this Policy also applies to your transactions in the Company’s securities even after your employment or position with the Company has ceased. If you are in possession of material, nonpublic information when your employment or position terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

Summary

The Company has set forth a broad policy designed to limit the possibility of insider trading. However, insider trading is a complex area of the law and there are many circumstances in which an individual may be legitimately unsure about the application of this Policy. In these situations, a simple question may forestall disciplinary action or complex legal problems. Covered Persons should not hesitate to direct any questions to the Company’s Chief Financial Officer. Furthermore, Covered Persons should keep in mind that, in the event that their securities transactions become the subject of scrutiny, such transactions will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Persons should carefully consider how the SEC and others might view the transaction in hindsight.

On the last page is an Acknowledgment and Disclosure Form certifying that you have read this Policy Statement. After you have read this document, please sign the Acknowledgment and Disclosure Form where indicated and return it to the Company’s Chief Financial Officer. Thank you for your cooperation.

Black-Out Periods and Trading Windows

for Covered Persons

Purpose of Black-Out Periods and Trading Windows

As part of its Insider Trading Policy, the Company has established Black-Out Periods and Trading Windows for trading in the Company’s shares for certain individuals.

Persons Subject to Black-Out Periods and Trading Windows

All Covered Persons are subject to Black-Out Periods and Trading Windows.

If you have any questions about whether you are subject to Black-Out Periods and Trading Windows, please contact the Company’s Chief Financial Officer.

Black-Out Periods

The standard Black-Out Period will commence on the last day of the last month of each quarter (March 31, June 30, September 30 and December 31) and will end at the close of the business day which is two business days after the date of the public announcement of the Company’s earnings for the quarter. Accordingly, if a public announcement or press release of material, nonpublic information is made or issued before commencement of trading on, for example, a Monday, you would not be permitted to trade until Wednesday of that week. Likewise, if an announcement is made after the close of trading on, for example, a Friday, you would not be permitted to trade until the following Wednesday. During the Black-Out Period, all Covered Persons are expected to refrain from buying or selling the Company’s securities.

The foregoing prohibition does not include:

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the cash exercise of share options granted under the Company’s share plans. (Note, however, that a same day “cashless exercise” of share options through a broker is considered a sale of securities for this purpose and is prohibited);
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bona fide gifts of securities or certain other transfers of securities that are not considered a sale, such as a transfer to a family member or into a family trust;
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transactions in mutual funds that are invested in the Company’s securities;
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purchases of securities under a dividend reinvestment and share purchase plan, if such plan is adopted by the Company, resulting from your reinvestment of dividends paid on the Company’s securities. The foregoing prohibition does include voluntary purchases of the Company’s securities resulting from additional contributions you choose to make to such a plan, and to your election to participate in such a plan or increase your level of participation in such a plan. The foregoing prohibition also includes your sale of any of the Company’s securities purchased pursuant to such a plan; and
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sales under an established Rule 10b5-1 plan that is adopted in accordance with, and the terms of which comply with, the requirements set forth below.

Trading Windows

When a Black-Out Period is not in effect, a “Trading Window” is open, and Covered Persons may buy or sell the Company’s securities and Derivative Securities. However, a Covered Person may not buy or sell the Company’s securities or Derivative Securities, even if a Trading Window is open, if the Covered Person is in possession of material, nonpublic information about the Company.

The Trading Window is open on the next business day after the Black-Out Period ends (which is the second full business day after the release of the Company’s earnings) and the Trading Window remains open through the last day of the last month of each quarter (March 31, June 30, September 30 and December 31).

Additional Black-Out Periods; Early Closing of Trading Windows

Additional Black-Out Periods may be imposed during the course of an otherwise open Trading Window, and existing Black-Out Periods may be extended. Usually this will occur when the Company is imminently considering some significant decision, for example, a distribution to shareholders, a public offering of securities, an acquisition, or a major commercial transaction. At those times, you will receive a separate communication from the Secretary advising of the commencement of a special Black-Out Period or an extension of a regular Black-Out Period. We will attempt to give you as much advance notice as possible of additional Black-Out Periods, but given the nature of the transaction involved, you may receive very short notice.

Special Circumstances During Black-Out Periods

Under special circumstances, the Secretary, may, but will not be obligated to, approve trades of the Company’s securities during a Black-Out Period, provided that (1) the individual proposing to engage in such a trade provides a valid reason to justify the trade, such as hardship or a desire to purchase shares to demonstrate support for the Company; (2) the individual provides the amount and terms of any proposed transactions prior to the commencement of the Black-Out Period; and (3) the individual proposing to trade has certified prior to the proposed trade date that such individual is not in possession of material nonpublic information concerning the Company.

Pre-Clearance of Trades by Directors and Executive Officers

To further ensure compliance with securities laws and to be certain insider sales do not create any adverse impression in the market, executive officers or directors must inform the Secretary of all of their trades in advance (including any hedging transactions in connection with the Company’s common shares), either in writing or by email, and the transaction must have been pre-cleared by the Secretary. The Secretary is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. Furthermore, upon consummation of a trade, notice must be given promptly (no later than the close of the same business day) to the Secretary of the occurrence and details of the trade. The Secretary must inform the Chief Financial Officer or the Chief Executive Officer of all of his or her trades in advance (including any hedging transactions in connection with the Company’s common shares), either in writing or by email, and the transaction must have been pre-cleared by the Chief Financial Officer or the Chief Executive Officer. Upon consummation of a trade, the Secretary must promptly (no later than the close of the same business day) give notice to the Chief Financial Officer or the Chief Executive Officer of the occurrence and details of the trade.

Rule 10b5-1 under the Securities Exchange Act of 1934 provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Any person subject to the Company’s pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 must first pre-clear the plan with the Secretary. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material, nonpublic information. In addition, you may not enter into a trading plan during a blackout period. If you establish a trading plan, you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material, nonpublic information at the time of the trades. A trading plan submitted for pre-clearance will not be approved by the Secretary unless it includes a requirement that the first trade under such trading plan cannot occur until the later of 30 days after the execution of the trading plan and the beginning of the next scheduled Trading Window. Trading plans can be established for a single trade or a series of trades and generally will not be approved if they are shorter than six months or longer than two years. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Generally, the Company will not approve multiple trading plans for any person. In addition, in general, no person who has adopted a trading plan should trade outside of such plan.

Even if you are not a person subject to pre-clearance requirements, you are reminded that if you possess material, nonpublic information, you are still under the restrictions described elsewhere in this Policy.

Section 16 Compliance

Certain officers and directors of the Company have additional compliance requirements pursuant to Section 16 of the Securities Exchange Act of 1934, including the filing of Forms 3, 4 and 5 to report holdings and trades of the Company’s securities. Generally, if one of these officers or directors buys or sells shares of the Company’s common shares, is granted or exercises options to purchase shares of the Company’s common shares or is granted restricted shares, the officer or director must report the transaction to the SEC on a Form 4 within two business days. The Company and its legal counsel would be pleased to assist officers and directors in preparing and filing Section 16 reports at the officers’ or directors’ request. Officers and directors should recognize, however, that they remain ultimately responsible for the correct and timely filing of their Section 16 reports, and their compliance with the other requirements and restrictions of Section 16.

To comply with Section 16 reporting deadlines, the SEC requires public companies (including the Company) to report in their annual proxy statements the names of their officers and directors who failed to timely file Section 16 reports. In addition, the SEC has brought enforcement actions against corporate insiders in connection with the insiders’ failure to file Section 16 reports. Any person who willfully fails to file a report which he or she knew was required under Section 16 or who willfully misrepresents information reported under Section 16 may be subject to criminal penalties (including imprisonment and fines), in addition to SEC enforcement orders and possible civil liability.

To help ensure compliance with the requirements of Section 16, if any covered officer or director is aware of any trades in the securities of the Company which he or she has made but which have not been reported to the Company and/or to the SEC on a Form 4 or, at the end of the year, a Form 5, please contact the Secretary so that the information may be reported to the SEC.

Acknowledgement and Disclosure Form

Please review, date, sign and return this form to the Secretary of the Company.

1.
I have received a copy of the INSIDER TRADING POLICY.

2.
I have read and understand the INSIDER TRADING POLICY and agree to comply with its terms.

3.
I understand that a violation of the INSIDER TRADING POLICY may be considered grounds for termination of my employment or other disciplinary action by the Company and may lead to civil or criminal liability.

Date: _______________________

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(Signature)

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(Name - please print)